UNITED STATE SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
                                        OMB APPROVAL
                                      OMB Number:    3235-0362
                                       Expires:    January 31, 2005

FORM 5

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(h) of the Investment Act of 1940



Item 1. Name and Address of Reporting Person

     Jones, Charles T.
     2 Port Amherst Drive
     Charleston, WV  25306

Item 2. Issuer Name and Ticker or Trading Symbol

     Pittsburgh and West Virginia Railroad
     PW
Item 3. I. R. S. Identification Number of Reporting Person, if an entity(voluntary)

     None
Item 4. Statement for Month/Year
     December, 2002

Item 5. If Amendment, Date of Original (Month/Year)
     N/A
Item 6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X Director (Trustee)                     10 % Owner
     X Officer (give Title below)       Other (Specify below)

       President


Item 7. Individual or Joint Reporting(check applicable line)

     X Form Filed by one Reporting Person
       Form Filed by More than One Reporting Person
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned

Item 1. Title of Security(Instr. 3)

     Pittsburgh & West Virginia Railroad  Common Stock

Item 2. Transaction Date(Month/Day/Year

     N/A

Item 2A. Deemed Execution Date, if any(Month/Day/Year)
     N/A

Item 3. Transaction Code(Instr.8)

     P

Item 4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

     Amount
     (A) or (D)
     Price

Item 5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year (Instr. 3 and 4)

     200 Shares

Item 6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

     D

Item 7. Nature of Indirect Beneficial Ownership (Instr. 4)


     N/A









Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (E.g., puts, calls, warrants, options, convertible securities)

Item 1. Title of Derivative Security (Instr. 3)

     N/A
Item 2. Conversion of Exercise Price of Derivative Security

     N/A
Item 3. Transaction Date (Month/Day/Year)

     N/A
Item 3A. Deemed Execution Date, if any (Month/Day/Year)

     N/A
Item 4. Transaction Code (Instr. 8)

     N/A
Item 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

     N/A
Item 6. Date Exercisable and Expiration Date (Month/Day/Year)

     Date Exercisable  N/A
     Expiration DateN/A
Item 7. Title and Amount of Underlying Securities (Instr. 3 and 4)

     N/A
Item 8. Price of Derivative Security (Instr. 5)

     N/A
Item 9. Number of Derivative Securities Beneficially Owned at End of Year (Instr. 4)

     N/A

Item 10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr.
4)

     N/A
Item 11. Nature of Indirect Ownership (Instr. 4)

     N/A
Explanation of Responses:None

/s/ Charles T. Jones                          December 31, 2002
Signature of Reporting Person                       Date